Exhibit 10.61

*** TEXT OMITTED AND SUBMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST

ALLIANCE AGREEMENT

This Alliance Agreement is entered into this 23 day of May, 2005 by and among AsiaPharm Investment Limited, a corporation headquartered at No. 9 Baoyuan Road, Laishan District, Yantai, Shandong, Peoples Republic of China 264003, and organized under the laws of Bermuda and its Affiliates, including specifically Shandong Luye Pharmaceutical Co. Ltd., organized under the laws of Peoples Republic of China (collectively, “Developer”) and Napo Pharmaceuticals, Inc., a Delaware corporation, headquartered at 1170 Veterans Blvd., Suite 244, South San Francisco, California 94080 USA (“Licensor”).

PURPOSE

The specific purposes of the Alliance are: (a) to grant a License to the Developer to enable the development, marketing, commercialization, sale and distribution of products derived from crofelemer in the Territory by the Developer and (b) to conduct the Activities on the terms and conditions herein.

Now, therefore, the parties agree as follows:

1.                                      DEFINITIONS

As used in this Agreement, the following words will have these meanings ascribed to them:

1.1                               “Activities” means those tasks to be performed by Developer, including without limitation:

(a)                                 developing, marketing and commercializing products derived from crofelemer in the Territory;

(b)                                 scaling-up manufacturing of crofelemer to accommodate distribution requirements both within the Territory and outside the Territory,

(c)                                  other tasks upon which the parties may agree from time to time.

1.2                               “Affiliate” means and includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a party, where control means the ownership or control, directly or indirectly, of more than fifty percent of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors, managers or other governing authority, as of the Effective Date and while this Agreement is in effect, provided, however, that such entity shall be considered an Affiliate only for the time during which such control exists.

1.3                               “Agreement” means this Alliance Agreement, together with all exhibits, schedules, tables, attachments and addenda hereto.  The Agreement has been drafted and negotiated jointly by the parties, and therefore, any rule that an ambiguity shall be construed and interpreted in favor of the non-drafting party shall not apply.

1.4                               “Alliance” means the collaborative arrangement between Developer and Licensor, as contemplated by this Agreement, whereby Licensor and Developer combine resources and efforts to develop, market, sell and distribute the Products.

1.5                               “Cause” means: if either party breaches a material provision of the Agreement or fails to substantially perform any obligation hereunder and fails to cure within forty-five (45) days after receipt of written notice, setting forth the facts underlying the claim of breach.

1.6                               “Confidentiality Agreement” means that certain Confidentiality Agreement dated February, 2005 between Developer and Licensor.

1.7                               “Developer” means AsiaPharm Investment Limited, as set forth in the preamble of the Agreement, and/or any of its Affiliates.

1.8                               “Effective Date” means the date upon which the Agreement has been fully executed.  If the two parties execute on different dates, then the Effective Date is the latter of the two dates.

1.9                               “Exclusivity” with respect to the License, will be within the Territory, and will apply so long as Developer is paying Licensor royalties as set forth below, on all sales within the Territory.

1.10                        “FDA” means the United States Federal Drug Administration.

1.11                        “Improvements” means all additional or second generation intellectual property derived from the Activities under this Agreement, including specifically all improvements or enhancements made or developed jointly by the parties, if the end result represents in any way an improvement or enhancement of crofelemer, or any Product or the Raw Material.

1.12                        “Joint Team” means the collaborative team of at least two, and no more than four representatives of each of the parties, who will be dedicated to overseeing the Activities and the day to day operation of the Alliance, as described in Section 4.3.

1.13                        “Licensor” means Napo Pharmaceuticals, Inc., as set forth in the preamble of the Agreement, and/or any of its Affiliates.

1.14                        “Losses” means any claim, liability, demand, action, cause of action, judgment, settlement amount, attorneys’ fees, damages, fines, penalties and the costs, fees and expenses associated with any of the foregoing, in connection with or arising out of a party’s performance or failure to perform under this Agreement.

1.15                        “Marks” means and includes all trademarks, trade names, service marks, industrial designs, insignias, logos, domain names and designations of Developer or Licensor, as the context in this Agreement indicates.

1.16                        ‘‘Net Sales” means gross sales minus allowances, commissions, discounts, duties, rebates and taxes.

1.17                        “Product(s)” means any and all products and product formulations developed jointly by the parties, if such product relates to, or is in any way derived from, crofelemer or the Raw Material, or the development of which is based upon the Regulatory Package, as a result of the Activities conducted under this Agreement.

1.18                        “Proprietary Information” of each party includes but is not limited to all of the following items, whether disclosed prior to, or after, the Effective Date:

(a)                                 strategic plans and business plans, data, summaries, reports or other materials relating to either party’s research, and work product

(b)                                 plans, projections, marketing materials, manuals, and proposals,

(c)                                  financial and strategic information, including without limitation pricing information, accounting and financial planning and procedures,

(d)                                 information regarding customers, and the names of prospective customers and any mailing lists,

(e)                                  information regarding products and product development (apart from, and unrelated to, Products developed jointly under this Alliance), but including specifically the Regulatory Package,

(f)                                   all policies and procedures, clinical trial protocols, delivery protocols and any and all information regarding quality assurance and quality management,

(g)                                  the Marks of each party, and

(h)                                 any other information that a party may deem to be confidential and proprietary if such party indicates so in writing to the other party prior to delivery of such information, or with respect to oral information, if such party indicates so in writing to the other party within ten (10) days after oral delivery.

1.19                        “Raw Material” means that certain plant material that Licensor will supply to Developer so that Developer may conduct the Activities,

1.20                        “Regulatory Package” means all of the crofelemer-related research dossier, investigational new drug applications and modifications, variations, amendments for acute infectious diarrhea, pediatric diarrhea, and HIV-related diarrhea filed with the FDA (according to FDA standards) with respect to crofelemer.  All research dossiers in relation to future filings submitted to the FDA and/or SFDA with respect to Product(s) and Improvements will be considered part of the Regulatory Package,

1.21                        “Representative(s)” means, as to either party, such party’s Affiliates and its and their directors, officers, shareholders, employees, agents, advisors, consultants (including, without limitation, legal counsel and accountants) and controlling persons (where the term “person” is broadly interpreted to include, without limitation, any corporation, partnership or other entity or any individual),

1.22                        “Records” means all correspondence, contracts, ledgers, logs, invoices, statements and other business records relating to the marketing, commercialization, sale or exploitation of any Product(s) in the Territory.  All ledgers and logs will reflect complete, accurate and up to date accounting for all payments due to Developer from third parties within the Territory, and all orders actually received or receivable by Developer, and all royalties due under this Agreement,

1.23                        “R&D Plan” means that certain research and development plan for the Alliance, to be developed by the Joint Team, and to be completed within thirty (30) days after the Effective Date, to be attached to this Agreement as Exhibit A.  The R&D Plan will establish, based upon the Activities, as contemplated, certain benchmarks, milestones, resource commitments, and timeline expectations for deliverables from each party.

1.24                        “Royalty Period” means, with respect to each Product, that period of time which is the longest of (a) the maximum length of time that any such Product is protected in the Territory under applicable intellectual property laws or (b) the maximum length of time that the governing regulatory agency in the Territory allows Licensor to enjoy market exclusivity for being first-to-market in the Territory or (c) five (5) years from the date upon which Developer first sells such Product within the Territory.

1.25                        “SFDA” means the State Food and Drug Administration in the Peoples Republic of China.

1.26                        “TIER” means the Technology Import & Export Regulation under Chinese law.

1.27                        ‘Territory’ means the People’s Republic of China (including Hong Kong and Macau).

2.                                      THE LICENSE

2.1                               Grant of License to Developer.  In consideration for the Activities to be conducted by Developer and the resources that Developer will contribute to conduct the Activities and for the royalties on the sale of the Product(s) in the Territory, Licensor grants to Developer the non-transferable right to use the Regulatory Package to conduct the Activities, and the right to use both the Regulatory Package and any Improvements (i) to market, commercialize, sell and distribute the Product(s) within the Territory, and (ii) for such other purpose(s) as the parties may agree in writing from time to time. Developer understands and agrees that it will not attempt to transfer or sublicense this license, the Regulatory Package or any Improvements or other information relating to the Regulatory Package without Licensor’s express written approval.  This license is for HIV-related diarrhea, acute infectious diarrhea and pediatric diarrhea only, and does not extend to any other indications, such as IBS-related diarrhea.

2.2                               Royalties.  Developer shall pay Licensor annual royalties on a quarterly basis, in accordance with Exhibit B attached to this Agreement, on Net Sales within the Territory of each Product for the duration of the Royalty Period applicable to that specific Product.

2.3                               Exclusivity.  So long as Developer abides by the terms of this Agreement, including specifically the sustained collaboration among members of the Joint Team and the payment of royalties to Licensor, Developer will have the exclusive right to market, commercialize, sell and distribute Product(s) in such manner and form as determined by the Developer within the Territory.  Licensor does not intend to restrict Developer’s right to develop (internally or in collaboration with a third party) any of Developer’s own products, provided that Developer will not market Licensor’s product, crofelemer, outside the Territory and will not develop and/or market within the Territory (internally or in collaboration with any third party) any products that have a chemical structure which is substantially similar to that of crofelemer.  Developer agrees that Licensor has the exclusive right to market, commercialize, sell and distribute Product(s) (and to transfer or sublicense such right to one or more third parties) outside the Territory.  Developer will not independently market, commercialize, sell and distribute the Product(s), or products substantially similar to the Product(s), directly or indirectly (through generic or private labeling) outside the Territory.  In the event of termination of the Alliance or this Agreement, the exclusivity of Developer’s license to the Regulatory Package, the Product(s) and the Improvements within the Territory will terminate.  Upon termination of the license, Developer will be prohibited from, and will refrain from, using or incorporating any portion of the Regulatory Package in Developer’s filing with the SFDA.

2.4                               Use of Marks.  Licensor grants to Developer the non-exclusive right to use the Marks of Licensor to promote the commercialization and distribution of the Product(s) and to effect the goals of the Alliance, and Developer grants to Licensor the non-exclusive right to use the Marks of Developer to promote the commercialization and distribution of the Product(s) and to effect the goals of the Alliance, without, in either case, the right to assign, transfer or sub-license all or any part of such Marks.  Except as contemplated by the parties for operation of the Alliance in due course, neither party will use the other party’s Marks, without the prior written consent of a duly authorized signatory of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.  No license, either express or implied, is granted by either party to use the Marks of the other for any purpose except as specifically stated in the Agreement.  Subject to the foregoing, each party agrees to use its best efforts at all times during the term of the Agreement, in a manner consistent with sound business practices, to promote and increase the sale of the Product(s).  The use by either party of the Marks of the other party, must clearly indicate that the Marks are the trademarks or service marks of the applicable party.  Each party agrees to use the Marks of the other exactly in the form provided, and will not create any derivative or combination Marks with the other party’s Marks.  Each party’s use of the Marks of the other shall be in accordance with applicable trademark law and each party shall not do or cause to be done, or permit another to do, any act that would in any way impair, reduce, or contest the owner’s right, title, and interest in the Marks.  Each party’s use of the Marks will not create any right, title, or interest in or to the use of the Marks, and all such uses and goodwill associated with the Marks will inure solely to the benefit of owner thereof.

3.                                      OWNERSHIP OF INTELLECTUAL PROPERTY AND CONFIDENTIALITY

3.1                               Ownership of Intellectual Property.

(a)                                 Both parties understand and acknowledge:

(i)                                     that the Regulatory Package is Proprietary Information of Licensor, and

(ii)                                  that, in conducting the Activities, Developer will be using Licensor’s Regulatory Package and other Proprietary Information to develop Product(s) and Improvements.

(b)                                 Regarding ownership of intellectual property:

(i)                                     Licensor owns the Regulatory Package, and subject to Section 3.1(b)(ii), Developer agrees to assign to Licensor all the intellectual property rights relating to the development, manufacturing and commercialization of crofelemer, and all the intellectual property rights relating to Improvements and Product(s) generated from the Activities,

(ii)                                  in the event Developer develops (without the substantial participation of, or assistance from, Licensor which includes specifically, without limitation, Licensor’s disclosure to Developer of documented confidential information not in the public domain from the Regulatory Package) any Improvements or Product(s), and so long as the Improvements or Products do not infringe any intellectual property rights in the Regulatory Package notwithstanding any parts thereof having been derived or developed from the Regulatory Package, Developer will have the ownership of any such Improvements and/or Product(s) both within and outside the Territory and the Developer agrees to grant the Licensor a non-transferable license to all such Improvements and Product(s) in the United States of America and such other territories as may be agreed by the Developer, for such duration and royalties not less favorable than the terms of the license granted to the Developer by the Licensor pursuant to this Agreement,

(iii)                               the license granted to Developer in this Agreement will extend to any Improvements and Product(s) mentioned in Sections 3.1 (b)(1), and

(iv)                              that, in the event of termination of the Alliance or this Agreement without Cause and subject to the Licensor’s ownership identified in Section 3.1(b)(ii), (A) the ownership of all Improvements and Product(s) will remain solely with Licensor both within the Territory and outside the Territory (B) the license granted to Developer in this Agreement pursuant to Sections 2 and 3.1(b)(iii) will continue concurrently with the Licensor’s ownership of the intellectual property rights in such Regulatory Package, Improvements and Product(s), (C) the license granted to Licensor in this

Agreement pursuant to Section 3.1(b)(ii) in relation to any Improvements and Product(s) will continue concurrently with the Developer’s ownership of the intellectual property rights in such Improvements and Product(s) and (D) alternatively, the party that is determined to be the owner of the Improvements or Product(s) shall reasonably and adequately compensate the other party at an amount to be agreed by the parties upon the event of termination.

(c)                                  Regarding filings for patent protection, Licensor shall have the right to file applications, at its own expense, both within the Territory and in each country outside the Territory, with the appropriate regulatory authorities to secure protection of intellectual property associated with all Product(s) and Improvements.  In the event that Licensor, declines in writing to do so, or fails to do so in a timely fashion, Developer may make the necessary filings in the name of Licensor at its own expense to ensure protection of such intellectual property.

3.2                               Protection of Intellectual Property.  Each party (i) agrees not to disclose Proprietary Information disclosed to it by the other party to any third person, real or legal, without the prior written consent of a duly authorized signatory of the other party, (ii) will exercise the same degree of care to safeguard the confidentiality of the other party’s Proprietary Information as it would exercise in protecting the confidentiality of similar property of its own, (iii) agrees to take all necessary steps to prevent inadvertent or unauthorized disclosure, publication or dissemination of any Proprietary Information of the other party.  All Representatives of both Developer and Licensor that have access to any Proprietary Information of the other party will be bound by the foregoing restrictions and each party will take such steps as are necessary to ensure that its Representatives are bound by this provision and are aware of their obligations, and (iv) agrees that, after the Effective Date, it will continue to be bound by all the other non-conflicting terms of the Confidentiality Agreement.

3.3                               No Representation or Warranty.  Both parties acknowledge (i) that the Regulatory Package, itself, has no “ technical function” (as that term is defined in the TIER), (ii) that the Regulatory Package does not serve any particular “medical function” (as that term is defined in the TIER), (iii) that the Regulatory Package is a complete file of the filings that Licensor has submitted to the FDA to date, (iv) that neither party will have any liability to the other party or any of its Representatives relating to or arising from the use of the Regulatory Package by the other party or its Representatives or for any errors therein or omissions there from.

3.4                               Licensor’s Representations and Warranties.  Notwithstanding anything to the contrary, Licensor represents and warrants that (i) it has the right to grant the license to the Developer, (ii) the exercise of the rights granted or to be granted to the Developer hereunder will not result in the infringement of valid intellectual property rights of any third party, (iii) it shall take all steps (including any proceedings) as may be necessary to halt any infringement of the intellectual property rights granted under the license by any third party or a breach by a third party of the rights of confidence in the Proprietary Information in the Territory and (iv) it shall ensure (except in circumstances of force majeure) the continued and guaranteed supply of the

Raw Material to Developer in a timely and orderly manner at such price as stipulated in Section 4.6.

4.                                      OPERATION OF THE ALLIANCE

4.1                               Best Efforts on the Activities.  The Alliance formed pursuant to this Agreement is being formed to conduct the Activities.  Developer will conduct the Activities, collaboratively with Licensor, under the supervision of the Joint Team.  Licensor and Developer agree to use their respective best efforts to achieve the financial objectives and product development goals of the Alliance, all of which shall be articulated by the Joint Team in the R&D Plan, in accordance with the broad framework of the Alliance substantially in the form set forth on in Exhibit Al, within thirty (30) days after the Effective Date.

4.2                               Equity Investment By Developer.  To better align the financial objectives and product development goals of the two parties, Developer will, upon execution of this Agreement, purchase from Licensor Five Hundred Thousand Dollars of Licensor’s Series C preferred stock, at the established purchase price per share for such Series C preferred stock.  Developer will remit one-half (50%) of this equity investment on the Effective Date.  Developer will remit the remaining one-half (50%) upon the receipt from the Licensor of the Regulatory Package and Proprietary Information reasonably required to conduct the Activities pursuant to this Agreement.

4.3                               Formation of Joint Team.  Both parties recognize and agree that the success of the Alliance depends upon the active collaboration by, and cooperation of, both parties in conducting the Activities, in operating the Alliance and in marketing, commercializing, selling and distributing the Product(s).  Therefore, both parties agree to form the Joint Team (i) to develop the R&D Plan, (ii) to facilitate a regular exchange of information in a timely fashion with sufficient specificity and detail to permit each party to perform its obligations under this Agreement, (iii) to produce all deliverables in a timely fashion, and (iv) to contribute in good faith all necessary resources to undertaking (i), (ii), and (iii) of this paragraph and to achieving the purpose of the Alliance.  The Joint Team will consist initially of those individuals from Licensor and Developer who are listed on Exhibit C; however, both parties reserve the right to substitute other qualified designees for those listed on Exhibit C.  The Joint Team will meet from time to time as agreed by the members of the Joint Team, but not less than once each month.  Such meetings may be conducted in person or by teleconference.

4.4                               Benefits to Developer.  Developer benefits from the Alliance as follows:  (i) Developer has a license to use the Regulatory Package and all improvements for the specified Activities for a period which, subject to Section 6.2 and 6.3, runs concurrently with the Licensor’s ownership of the intellectual property rights in the Regulatory Package and all such Improvements, (ii) Developer has use of Licensor’s study design and protocol for the first clinical trials within the Territory, (iii) Licensor undertakes to use its best endeavors to provide prompt assistance to the Developer, including relevant technical support, consulting and guidance on current procedures and procedural documentation regarding crofelemer.  The precise amount of time devoted by Napo and the number of Napo’s individuals involved will be set forth as mutually agreed in the R&D Plan, (iv) Licensor will assist Developer with consulting and guidance on required procedures and documentation and identification of critical personnel and skill sets (not employed by Licensor) needed for the Developer to become a FDA-approved cGMP drug substance supplier for the Product(s) and/ or crofelemer.  Travel expenses incurred by Napo (such as transportation and accommodations, which shall be subject to the Developer’s prior approval) by Licensor’s key Representatives who travel to Developer’s premises to provide assistance to the Developer for 4.4(iv) will be paid for by Developer.  In addition to (i) through (iv), Developer will also benefit from the possibility that Licensor may purchase crofelemer and/or Product(s) from Developer at Developer’s cost plus ten percent (10%) profit margin so long as (a) the Developer’s manufacturing facility is a cGMP FDA/EMEA approved manufacturer, (b) there is no comparable or better source of crofelemer available at 110% (or less) of Developer’s cost and (c) Developer is able to meet Licensor’s quantity requirements.

4.5                               Benefits to Licensor.  Licensor benefits from the Alliance as follows:  (i) Licensor will have Developer’s best efforts in conducting the specified Activities in accordance with the R&D Plan, (ii) subject to Section 3.1(b), Licensor will have sole ownership and patent rights in all Product(s) and Improvements, (iii) Licensor will receive from Developer the royalties (as set forth below) for the Royalty Period on sales of crofelemer, products developed from Improvements owned by Licensor within the Territory and (iv) Licensor will be granted a license pursuant to Section 3.1(b)(ii).

4.6                               Provision of Raw Material.  To ensure the quality of the Product(s), Licensor will be Developer’s sole supplier of raw plant material from which crofelemer is extracted.  Developer will not solicit raw plant material from any other source.  Licensor will supply Raw Material at a price to Developer which is equal to Licensor’s documented costs for acquisition, processing, packaging and shipment, plus [***] percent ([***]%) profit margin.

4.7                               The Parties As On-going Concerns.  Each party reserves the right to proceed with the operation of its business in due course with respect to all matters affecting a going concern; provided, however, that neither party will enter into any contract, agreement or course of business with a third party or engage in any activity that is in contravention to the purposes or spirit of the Alliance and this Agreement.

4.8                               No Agency Or Partnership.  Nothing contained in this Agreement will be construed to (i) give either party the power to direct or otherwise control the day-to-day activities of the other, (ii) constitute the parties as principal and agent, employer and employee, co-owners or as partners for any tax purposes, (iii) constitute or create a lease, or grant any license not set forth herein, (iv) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever, without the prior written consent of the other or (v) establish in any way the relationship of employer and employee between either party and any employee or agent of the other party.

4.9                               Calculation of Royalties.  For purposes of addressing the health needs of diverse economic, populations, Licensor and Developer will collaborate on the pricing, subject to approval by SFDA, that will apply with respect to the marketing, commercialization, sale and distribution of each Product within the Territory, including the minimum price upon which Licensor’s royalties will be calculated.  Developer may sell or distribute any Product within the Territory at any price that Developer deems appropriate; provided, however, that Developer’s pricing shall take into account all Developer’s costs associated with getting the Product to

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market.  The royalty percentages set forth in Exhibit B shall be calculated on Net Sales of Product units.  Licensor’s royalties on Developer’s sale and distribution for each Product within the Territory will always be calculated upon the greater of (i) the actual price per unit of Product received by Developer or (ii) the minimum price per unit to which the parties have agreed for such Product.

4.10                        Payment of Royalties.  Developer will remit payment to Licensor of the applicable royalty percentage of proceeds booked during each calendar quarter (the applicable percentage to be based upon the aggregate product orders for the three immediately preceding months at that date), accompanied by a detailed statement setting forth the basis of calculation, on or before the 10th day of the next month.

4.11                        Expenses.  Unless the parties agree otherwise going forward, each party wilt absorb its own expenses with respect to the collaboration of the Joint Team, performance of the Activities (except as otherwise set forth in Section 4.4(iv) above), operation of the Alliance, generally, and with respect to marketing, commercialization, sales and distribution of the Product(s).

4.12                        Audit Rights.  Developer agrees that, at all times while this Agreement is in effect, and for one (1) year after the termination of this Agreement, it will maintain records, with sufficient specificity to permit Licensor to conduct a meaningful audit from time to time.  Within ten (10) calendar days of written request by Licensor (but not more frequently than once each calendar quarter), Developer shall provide Licensor, for purposes of an audit, access to Developer’s financial records of sales within the Territory.  Licensor or its Representative will be entitled to inspect and copy, during normal business hours, all records relating to the sale and distribution of all Product(s), including without limitation, records of Product(s) manufactured, Product(s) shipped, revenue booked, revenue received and revenue written off, the calculation of royalties paid and payable to Licensor for the preceding quarter and historically since the inception of the Alliance.  Licensor may conduct an audit or Licensor may engage at its own expense an independent accounting firm to conduct an audit.  In the event that an inspection or audit reveals an underpayment by Developer with respect to sales of any Product within the Territory, Developer shall promptly remit the amount of the underpayment; and, in the event that the audit reveals an underpayment of 10% or more in any audit period, Developer shall promptly remit the amount of the underpayment and shall also pay all costs associated with the audit.  In the event of any termination of this Agreement, for a period of one (1) year after the effective termination date, Licensor shall have the right, at its sole expense, during normal business hours, to inspect, copy and audit, or to have its Representative inspect, copy and audit the aforesaid records.  Developer agrees to cooperate with Licensor in such final audit.

4.13                        Currency.  Unless the parties agree otherwise in writing, all calculations of royalties and all remittances between Licensor and Developer will be in United States Dollars.

5.                                      INDEMNIFICATION AND LIMITATION ON LIABILITY

5.1                               Indemnification by Developer.  Developer agrees to indemnify and defend Licensor and its officers, directors, employees, and agents against all Losses, arising out of or resulting from (i) Developer’s failure to comply with applicable law or any rule or regulation promulgated in accordance with any foreign, federal, state or local law, which the Developer has actual knowledge of, without regard to whether Developer’s failure was inadvertent, negligent or intentional, (ii) any allegation that any Product (or any part of any such Product), the development of which Developer, or a Representative of Developer, actively managed, infringes any patent, trademark, copyright or trade secret of any third party, and (iii) Developer’s failure to perform under the Agreement to generally accepted industry standards, but only if (a) the Developer has caused such breaches to occur, (b) the claim, or cause of action arises out of a documented error or omission by Developer, (c) Licensor has given reasonable notice to Developer of the claim or resulting from (i) Licensor’s failure to comply with applicable law or any rule or regulation promulgated in accordance with any foreign, federal, state or local law , which the Licensor has actual knowledge of, without regard to whether Licensor’s failure was inadvertent, negligent or intentional, (ii) any allegation that any Product (or any part of any such Product), the development of which Licensor, or a Representative of Licensor, actively managed, infringes any patent, trademark, copyright or trade secret of any third party, and (iii) Licensor’s failure to perform under the Agreement to generally accepted industry standards, but only if (a) the Licensor has caused such breaches to occur, (b) claim, or cause of action arises out of a documented error or omission by Licensor, (c) Developer has given reasonable notice to Licensor of the claim or cause of action, and (d) Developer has not, by act or failure to act, compromised the position of Licensor with respect to the resolution or defense of the claim, or cause of action.

5.2                               Disclaimer and Limitation on Liability

5.2.1                     Disclaimer.  NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION TO THE OTHER OR TO ANY THIRD PARTIES CONCERNING ANY PRODUCT(S).  THE PARTIES EXCLUDE AND DISCLAIM ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.2.2                     Limitation on Licensor’s Liability.  Licensor’s liability under this Agreement shall be limited to the amount in U.S. Dollars that Licensor has received from Developer in royalty payments prior to the date upon which the relevant claim for damages was filed, or prior to the first royalty payment, the Licensor’s liability shall be limited to all documented costs and disbursements reasonably incurred by the Developer or Five Hundred Thousand Dollars, whichever is lower.

5.2.3                     Limitation on Developer’s Liability.  Developer’s aggregate liability under this Agreement shall be limited to all documented costs and disbursements reasonably incurred by Licensor in performing Licensor’s obligations under this Agreement or Five Hundred Thousand Dollars, whichever is lower.

5.2.4                     Royalties Not Affected.  The limitation on Developer’s liability under this Agreement will not affect or reduce in any way Developer’s obligation to pay royalties to Napo, pursuant to Section 2.2, as such royalties come due, through the Royalty Period for each Product.

6.                                      TERM AND TERMINATION

6.1                               Term.  This Agreement will commence on the Effective Date, and will remain in effect until the end of the Royalty Period for the last Product to be developed within the context of the Alliance under this Agreement.

6.2                               Termination With Cause.  This Agreement may be terminated immediately by either party upon written notice to the other party if Cause exists.

6.3                               Termination By Mutual Consent.  This Agreement and the Alliance may be terminated by mutual written consent of the parties for any reason or no reason.

6.4                               Rights and Obligations Upon Termination

6.4.1                     Payment of Royalties.  Subject to Section 6.4.3, if any Product is being marketed, commercialized, sold and/or distributed within the Territory, Developer Will remit royalties to Licensor pursuant to Section 2.2 for the duration of the Royalty Period applicable to each Product.

6.4.2                     Developer’s Right to Develop Non-Competing Product(s).  In the event of any termination of this Agreement, each party will have the right to pursue its own business in due course; and, in the spirit of fairness, Developer will retain its right to develop, market, commercialize, sell and distribute products within the Territory.

6.4.3                     Developer’s Rights Upon Termination With Cause.  If Developer terminates this Agreement with Cause, and is able to document such Cause, then Developer will have the exclusive right to market, commercialize, sell and distribute Product(s) and any Improvements royalty-free within the Territory.  Any license granted to Licensor by Developer pursuant to this Agreement will terminate.  Developer will have no further obligation to remit royalties to Licensor.

6.4.4                     Licensor’s Rights Upon Termination With Cause.  If Licensor terminates this Agreement with Cause, and is able to document such Cause, then, Developer may continue to own any Improvement(s) or Product(s) to which Developer is entitled under Section 3.1(b)(ii) of this Agreement; provided, however, that Licensor will continue to have, the license to any and all such Improvement(s) or Product(s) as described in Section 3.1(b)(ii).  Any license granted to Developer by Licensor pursuant to this Agreement will terminate.

6.5                               Return of Proprietary Information.  All Proprietary Information, in whatever form and in whatever media, including but not limited to documents prepared by or for a party, and all copies of such documents, shall be returned to the other party promptly on termination of the Agreement.  In the alternative, an officer of a party may certify in writing to the other party under penalty of perjury that all such Proprietary Information has been destroyed or permanently deleted, as the case may be.  No Proprietary Information of one party may be used by the other party for any purpose after termination of the Agreement, unless otherwise provided in this Agreement and/or otherwise as agreed by the parties in writing.

7.                                      GENERAL AND MISCELLANEOUS

7.1                               Amendments and Modifications; No Waiver.  This Agreement may not be amended, modified or supplemented except by a written instrument signed by a duty authorized signatory of each of the parties hereto.  No supplement, modification or waiver of the Agreement shall be binding unless executed in writing by the parties.  No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver in any one instance constitute a continuing waiver unless otherwise expressly provided.

7.2                               Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Licensor may assign the Agreement without Developer’s consent in the event of (i) a merger or acquisition of Licensor by a third party or (ii) a sale of substantially all of Licensor’s assets to a third party or (iii) a grant by Licensor to a third party, Affiliate or otherwise, of a license for substantially all Licensor’s rights in the Regulatory Package, the Product(s), the Improvements and crofelemer, generally.

7.3                               Successors and Assigns.  This Agreement shall operate for the benefit of and be binding upon successors in title and permitted assigns of each party.

7.4                               Attorneys’ Fees.  If arbitration, or any legal action to enforce an arbitration decision, is commenced by either party, the prevailing party in such arbitration shall be awarded reasonable attorneys’ fees, expert and non-expert witness fees and costs, and other expenses incurred directly in connection with the arbitration or legal action, including but not limited to, the fees and expenses of the arbitrator(s) and any other expenses of the arbitration and enforcement action, in addition to any other relief granted.

7.5                               Authority.  Each party to this Agreement represents and warrants to the other that the person executing this Agreement on such party’s behalf has full power and corporate authority to do so, and that such party has obtained all necessary approvals and consents necessary for such party to enter into this Agreement.  Each party covenants, represents and warrants to the other party as follows: (i) it is duly organized, validly existing, and authorized to conduct business under the laws of the state and country of its organization; and (ii) this Agreement when executed and delivered will constitute the party’s legal, valid and binding obligation enforceable in accordance with its terms.

7.6                               Breaches.  Each party acknowledges its responsibility for the conduct of its Representatives, and is liable to the other party for breaches by its Representatives of any of the terms and conditions of this Agreement.

7.7                               Chinese Version of Agreement; Counterparts.  As soon as practicable after the Effective Date, the parties will execute a Chinese version of this Agreement.  However, in the event of any ambiguity or contractual dispute, the English version will be the regarded as the official version and the English interpretation will prevail.  Both the English version and the Chinese version of this Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which, taken together, shall constitute one and the same instrument.  Signatures transmitted by facsimile will be regarded as original signatures.

7.8                               Entire Agreement.  Except for the survival of all non-conflicting terms of the Confidentiality Agreement, this Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter expressly addressed in this Agreement and, to the extent that any term or provision in this Agreement expressly conflicts with a prior written term sheet or communication, then this Agreement shall prevail and shall supersede such prior written term sheet or communication; and, similarly, this Agreement shall supersede any and all oral communications with respect to any matter expressly addressed herein.

7.9                               Force Majeure.  Recognizing that all commitments made to further the interests of the Alliance shall be made in good faith, nonperformance by either party will be excused to the extent that performance is rendered impossible by strike, war, civil disturbance, acts of God, governmental acts or restrictions, failure of suppliers, inclement weather, power outages or any other reason where the failure to perform is beyond the control of the non-performing party, provided, that either party may terminate the Agreement if such event of force majeure continues for a period of more than thirty (30) days.

7.10                        Further Acts.  Both parties agree to take such further acts and to execute and deliver such additional instruments or documentation, during the term of the Alliance and thereafter, as may be necessary or advisable to give effect to the purpose and intent of this Agreement and to protect their respective interests.

7.11                        Good Faith.  Both parties agree to perform their obligations under this Agreement in good faith and to the best of their abilities, to achieve and effect the purpose of the Alliance.

7.12                        Incorporation By Reference.  All exhibits, schedules and attachments to this Agreement are incorporated into this Agreement, are made a part of this Agreement by reference and are to be construed as integral to the intentions of the parties.

7.13                        Injunctive or Interim Relief.  Both parties recognize and agree that breach of the obligations in the Agreement may result in irreparable harm to the other party, which harm may be difficult to quantify, and that neither party will have an adequate remedy at law for such a breach.  Therefore, each party agrees to waive any defense that the other party has an adequate remedy at law and agrees that the other party may enforce its rights in equity by injunctive or other equitable relief.  Both parties also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.  An aggrieved party shall have the right to a preliminary injunction without a showing of actual damages, unless there exists a statutory prohibition on the waiver of such showing of actual damages.

7.14                        Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement.  The remainder of this Agreement will remain in full force and effect.

7.15                        Jurisdiction, Venue and Governing Law.  The interpretation and enforcement of this agreement shall be governed by the laws of Singapore.  In the event that any dispute arises in connection with this agreement, resolution shall be addressed by arbitration.  The venue of such arbitration shall be Singapore International Arbitration Centre in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the New York Convention”).  The arbitration rules of the World Intellectual Property Organization (“WIPO”), applicable to signatories of the New York Convention shall govern any arbitration proceeding.  The breaching party hereby consents to the jurisdiction and venue of an arbitrator or arbitrator(s) in Singapore.  Each party agrees to remit promptly one half of the registration fee, administration fee, arbitrator fee and any other applicable fees, as determined by the then-applicable fee schedule for WIPO.  The prevailing party in the arbitration shall be entitled to reimbursement from the other party for all WIPO fees remitted by such party to initiate arbitration and throughout the arbitration proceeding.  The parties agree that any arbitration decision so rendered shall be final and conclusive.

7.16                        Legal Compliance.  Both parties agree (i) that each is responsible for compliance with all applicable laws, foreign and domestic, and with all rules and regulations promulgated thereunder that may govern their respective activities related, or undertaken in connection with, the Alliance, (ii) that each will be solely responsible for compliance by its Representatives and (iii) that the other party will make commercially reasonable efforts to assist in such compliance without bearing expense, if any, for such compliance or for such assistance.

7.17                        No Third Party Beneficiaries.  The Parties do not intend to create any rights in favor of any third parties by entering into this Agreement; and, in the event that either addresses or such other addresses as may be designated in writing by the respective parties:

To Developer:                  Jianghua

AsiaPharm Investment Limited.

No. 9 Baoyuan Road,

Laishan District, Yantai,

Shandong,

Peoples’ Republic of China 264003

Tel : 86-535-6717618

Fax : 86-535-6717718

E-mail: jianghua@luye-pharm.co

With a copy to:    Mr. Liu Dianbo

AsiaPharm Investment Limited.

No. 9 Baoyuan Road,

Laishan District, Yantai,

Shandong,

Peoples’ Republic of China 264003

To Licensor:                          Lisa A. Conte

Napo Pharmaceuticals, Inc.

1170 Veterans Blvd., Suite 244

South San Francisco, CA 94080

Tel: 650-616-1902

Fax: 650-873-8367

E-mail:  Lconte@napopharma.com

With a copy to:    Donald C. Reinke

Reed Smith LLP

1999 Harrison St.

Oakland, CA 94612

7.18                        Survival of Certain Obligations.  If the Agreement is terminated, all future and continuing rights and obligations under it will terminate, except

(a)                                 the obligations of each party with respect to the confidentiality of the other party’s Proprietary Information, including the terms of this Agreement and the circumstances of the termination of this Agreement;

(b)                                 any claim or cause of action for breach of the Agreement, or for indemnity or contribution, and any obligation to indemnify, existing as of the date of termination, which claim or cause of action will remain in full force and effect until such rights and obligations are fully discharged;

(c)                                  Licensor’s right to royalties from the sale of any Product within the Territory for the duration of the applicable Royalty Period;

(d)                                 the obligations of the parties to return any Proprietary Information of the other party or to certify to the destruction of Proprietary Information; and,

(e)                                  subject to Section 6.

SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE

ALLIANCE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers and this Agreement will be effective as of the Effective Date.

Napo Pharmaceuticals, Inc.	AsiaPharm Investment Limited

/s/ Lisa A Conte	/s/ Liu Dianbo
Lisa A. Conte	Liu Dianbo
Chief Executive Officer	Executive Chairman

Exhibit A1

Broad Framework of the Alliance

Timeframe/Stage	Milestones (What is to be achieved at each stage)	Cost/Agreed Budget	Other Details (such as who is to be in charge of writing the report, verification procedures, and other monitoring mechanisms)

R&D Plan

To be attached after development by joint team

Exhibit B

Royalties

The parties agree that Developer will pay to Licensor royalties on Net Sales within the Territory, in accordance with the following table:

Net Sales	Annual Royalty to Licensor

up to $[***]	[***	]%

$[***] to $[***] *	[***	]%

$[***] and higher **	[***	]%

*                                         The [***]% royalty indicated is to be calculated only on that amount by which Net Sales exceed $[***].  All sales up to $[***]remain subject to a [***]% royalty.

**                                  The [***]% royalty indicated is to be calculated only on that amount by which Net Sales exceed $[***]. All sales up to $[***] remain subject to a [***]% royalty and all incremental sales between $[***]and $[***]remain subject to a [***]% royalty.

*** Confidential Treatment Requested

EXHIBIT C

Joint Team Designees

Licensor’s Initial Designees:

Barry Quart, Pharm. D.-President, Chief Scientific Officer, and Member of Board of Directors

Dr. Quart joined the Napo team as President in June 2002. Dr. Quart was most recently Senior Vice President, Pfizer Global Research and Development and the Director of the La Jolla Laboratories. Prior to that, he was President of Agouron Research and Development. Dr. Quart joined Agouron Pharmaceuticals in 1993 as Vice President, Regulatory Affairs. He has a Pharm.D. from University of California, San Francisco, and had spent over ten years at Bristol Myers Squibb in both Clinical Research and Regulatory Affairs, prior to joining Agouro n. While at Bristol-Myers Squibb he was actively involved in the development and registration of nine important drugs, including paclitaxe/, didanosine, stavudine, and sotalol. At Agouron, Dr. Quart was instrumental in the development and registration of Viracept, which went from the lab bench to NDA approval in 38 months and has become the largest selling HIV protease inhibitor in the world. Subsequent to the approval of Viracept in 1997, Dr. Quart was promoted to Senior Vice President, Head of Drug Development at Agouron.  In January 1999, Agouron agreed to become a division of the Warner-Lambert Company. In late 1999, Dr. Quart was promoted to President, Agouron Research and Development. In June 2000 , Warner-Lamber t was acquired by Pfizer, to create the world’s largest pharmaceutical company. Within the newly created Pfizer Global Research and Development Division, Dr. Quart was appointed to the position of Senior Vice President, Director of the La Jolla Laboratories; this position was responsible for approximately 1000 employees and an annual budget of almost $300 million. The majority of these employees were scient ists working on discovery and development of drugs for the treatment of cancer and serious viral diseases, such as HIV. After the transition of Agouron R&D into the new Pfizer was completed, Dr. Quart decided to leave Pfizer to pursue other interests.

Steven R. King, Ph.D -Vice President of Ethnobotany & Conservation.

Dr. King joined Napo Pharmaceuticals in 2002 . Prior thereto, he was with  Shaman Pharmaceuticals in charge of international relations, field research, conservation and long term supply of plant material for all of Shaman’s research and development activities since that time. Prior to joining Shaman, Dr. King worked as the Chief Botanist for Latin America for the Nature Conservancy, in Washington D.C. Before join ing the Nature Conservancy he worked at  the National Academy of Sciences as part of the Committee on Managing Global Genetic Resources where he focused on managing the genetic resources of tree species. He earned his Ph.D. in biology as the first doctoral fellow of the Institute of Economic Botany of the New York Botanical Garden. Dr. King has created and manages an extensive global network  of  government, academic and community based plant supply collaborators. He and his colleagues have been recognized by the international natural products and conservation community for the creation and dissemination of research on the long-term sustainable harvest and management Croton lechleri, the widespread and abundant source of SP-303.

John Chow, Ph.D. - Vice President of Product Development, developed previous CMC package

Dr. Chow joined Napo Pharmaceut icals in 2002. Prior thereto he was with Shaman Pharmaceuticals as Vice President of Technical Operations. He has successfully directed API and formulations R&D, manufacturing and QC/QA operations leading to CMC for NOA and ANDA filings. Prior to joining Shaman, from December 1997 to April 1998, Dr. Chow served as Director, Product and Technology Evaluation at Bristol-Myers Squibb Company, where  he performed technical due diligence toward the acquisition and licensing of various dosage forms and technologies and reviewed and approved new product specifications . Prior to holding this position, from July 1980 to December 1997, Dr. Chow held other positions, also with Bristol Myers Squibb Company, where he was responsible for developing strategies for manufacturing consolidation, facilitating technology transfers of new and existing products. He started up an international plant and launched over 40 solid/semi-solid/parenteral pharmaceut ical products. Dr. Chow received his BS in Pharmacy from Washington State University, a Ph.D. in Pharmaceutical Chemistry from Ohio State University and is in the process of completing his MBA in Pharmaceutical/Chemical Studies from Fairleigh Dickinson University

Kimberly Manhard -Vice President, Regulatory Affairs

Ms. Manhard joined the Napo team in 2002. She was most recently Vice President and Head of Regulatory Affairs for Exelixis, Inc. Prior to joining  Exelixis  in early  2002, Ms. Manhard  was Senior Director  and Head of Regulatory Affairs for Agouron Global Commercial Operations, a Pfizer Company, and supported marketed HIV products. She joined Agouron Pharmaceuticals in 1996 and prior to its acquisition by Pfizer was Director of Regulatory Affairs responsible  for international regulatory strategy, safety reporting, labeling and  operations for invest igational and marketed anticancer and antiviral products.  She has a S.S. in Zoology and a B.A. in French from the University of Florida, and had spent over twelve years in the pharmaceutical industry prior her 6 years with Agouron . Her prior industry experience includes over 5 years with Bristol-Myers Squibb in International Regulatory Affairs responsible for investigational oncology and infectious disease compounds , 3 years with  G.H. Besselaar Associates (Covance), a pharmaceutical consulting f irm, in Clinical Research in the U.S. and on special assignment  in  Europe, and  4 years with Eli Lilly and Company in Clinical Research across multiple therapeutic areas

Developer’s  Initial Designees:

Mr. Liu Dianbo        President, Executive Chairman

Mr.  Liu Dianbo was appointed as AsiaPharm ‘s Director on 9 July 2003. As our Executive Chairman, Mr. Dianbo is responsible for the overall management , operations and the charting and reviewing of corporate directions and strategies of AsiaPharm. Prior to founding AsiaPharm in 1994, Mr. Dianbo was a teacher at Yantai Teacher’s College f rom 1985 to 1989. From 1989 to 1993, Mr. Dianbo was the General Manager of Penglai Huatai Pharmaceutical Co., Ltd where he was overall in-charge of operat ions. From 1994 to 1999, Mr. Dianbo was the Chairman and General Manager of Yantai Luye. From 1999 to the incorporation of AsiaPharm in 2003 , Mr.u

Dianbo was the Chairman and President of Shandong Luye. Mr. Dianbo holds a medical diploma from the Yishui Special Medical College.

Mr. Chong Chin Fan  Chief Financial Officer

Mr. Chong Chin Fan joined our AsiaPharm in February, 2004 and is responsible for all financial and accounting matters.  Prior to joining AsiaPharm , Mr. Fan was the Group Financial Controller and Company Secretary of the Econ International Group from 1991 to 2004. After graduation in the United Kingdom in 1976 as a Certified Accountant , he worked in London as an audit assistant with firms of chartered accountants from December 1976 to December 1978 before returning to Singapore as an Audit Senior with KPMG from 1979 to 1981. In 1981, he joined the Wah-Chang International Group, Singapore, as the Group Accountant  and later became Group Accounting and Administrative Manager, a position he held until 1991. Mr. Fan is a Certified Public Accountant and a Member of The Institute of Certified Public Accountants of Singapore, and is a Fellow Member of The Association of Chartered Certified Accountant of the United Kingdom.

Mr. Liu Ke                                 General Manager of Luye (Natural), non-executive Director of Shandong Luye

Mr Liu Ke is in charge of AsiaPharm’s research and development activities. Mr  Ke is also a non executive director of Shandong Luye. Prior to jo ining AsiaPharm in 1999, Mr.  Ke taught at the Liaoning College of Traditional  Chinese Medicine from 1976 to 1998.  Mr   Ke holds a Ph.D. from Bonn University, a Master of Science from Senyang College of Pharmacy and a diploma in pharmacological chemistry from the Liaoning College of Traditional Chinese Medicine.

Ms. Jiang Hua              Senior Manager of International Business Department

Ms. Jiang is in charge of international cooperation and the import and export business. She holds a B.A. degree for world economy from Fudan University (Shanghai). She joined Shandong Luye Pharmaceutical Co. Ltd. in 1998.

Mr. Fan Zhicheng                                          Director of Quality Control & Technology Department

Mr. Fan is in charge of facility design and installation, improvement of engineering technology and quality management . Mr. Fan holds a diploma in Chemical Pharmacy from Shen Yang Pharmaceut ical College. From July 1975 to September 1978, he was a teacher in a town of Inner Mongolia. From August 1982 to March 1992, he worked as Assistant Engineer in Inner Mongolia Huhehaote Pharmaceutical Co. From March 1992 to March 1993, he was General Manager of Hua Kang High-tech Research and Development Co. From March 1993 to November 1994, he was General Engineer of Inner Mongolia Huhehaote Pharmaceutical Co., and, he worked in China Medical and Pharmaceutical Industry Co. from January 1995 to June 1997. Since June 1997, he has been with Shandong Luye Pharmaceutical Co. Ltd.

Ms. Xue Yunli                Director of Project Department

Ms. Xue is responsible for product pipeline management and registration affairs, as well as new formulations  R&D.

Ms. Xue holds a diploma in Chemical Pharmacy from Kiamusze Medical College.   From July 1988 to August  1994, she worked as a section chief in Shenyang Liao He Pharmaceutical Co. After that position, she joined Shandong Luye Pharmaceutical Co. Ltd. and is Vice Dean of Luye Academy and Director of Product Development.

Mr. Li Shi Xu                  Director of Production and Manufacture Department

Mr. Li Shi Xu is in charge of the manufacturing and logistics business.  He graduated from China Pharmaceutical University in July 1990, with a diploma in Traditional Chinese Medicine.   He worked in Yantai Medical Materials Trading company from July 1990 to May 1994, and since then, he has been with Shandong Luye Pharmaceutical Co. Ltd. .  Mr. Li earned the title of Managing Apothecary in December  1991.